Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	February 11, 2004
BUTLER NATIONAL CORPORATION ANNOUNCES EXPANSION OF ITS TURN-KEY CERTIFICATION BUSINESS WITH THE ADDITIONS OF LLOYD BINGHAM, JR. AND C. TODD HEMBREE

[Olathe, Kansas, February 11, 2004] - Butler National Corporation (OTC Bulletin Board "BUKS"), announces the expansion of its turn-key certification business through the additions of Lloyd Bingham, Jr. and C. Todd Hembree.

Mr. Bingham is a FAA DER (Designated Engineering Representative) Test Pilot, certified for performing flight tests in helicopters and both large and small airplanes. He has designated authority under 14 CFR Parts 23, 25, 27, and 29. Mr. Bingham joins Butler National Corporation after serving as Chief Test Pilot from 1980 to 2003 at a major avionics manufacturer.

Mr. Hembree is a DER Candidate for structures. Todd has been performing structural design and analysis for the corporation under review of the FAA and its designees for the last two years. Mr. Hembree has an extensive engineering background, including master studies in Aeronautical Engineering. Mr. Hembree has prior analyst experience with a major air transport aircraft manufacturer in the United States.

The Butler National Certification Team complements Avcon Industries, Inc.'s (a Butler National subsidiary) aircraft modification business. Avcon owns more than 250 FAA approved supplemental type certificates for business and general aviation. Avcon specializes in special mission (camera, research, and defense-related), flight enhancement, and regulatory solutions for business and cargo aircraft operators.

Clark Stewart, President and CEO of Butler National Corporation said, "The expansion of the Butler National Certification Team gives us strong tools to expand into the highly-specialized business of aircraft modifications and product development. Our goal is to obtain the most-skilled resources for our business. Lloyd Bingham is certainly recognized as a leader in airplane and helicopter flight testing, and Todd's engineering background and DER candidacy opens the door for additional certification business. We are very pleased they have joined the team".

Our Business:
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dessault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:
The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

For More Information, Contact: William A. Griffith, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062	Ph (913) 780-9595 Fax (913-780-5088
For more information, please visit the Company web site: www.butlernational.com -End-